                             URBAN SHOPPING CENTERS
                         SENIOR EXECUTIVE PARACHUTE PLAN
















                              Mayer, Brown & Platt
                                Chicago, Illinois

                                TABLE OF CONTENTS

SECTION 1
         General                                                        1
                  1.1.     Background                                   1
                  1.2.     Purpose and Effective Date                   1
                  1.3.     Plan Administration                          1
                  1.4.     Source of Payments                           1
                  1.5.     Notices                                      1
                  1.6.     Action by Affiliated Company                 1
                  1.7.     Gender and Number                            2
                  1.8.     Governing Laws                               2
                  1.9.     Plan Year                                    2
                  1.10.    Plan Not Guarantee of Employment             2

SECTION 2

         Participation                                                  2
                  2.1.     Participation                                2
                  2.2.     Duration of Participation                    3

SECTION 3

         Parachute Benefits                                             3
                  3.1.     Entitlement to Parachute Benefits            3
                  3.2.     Change in Control                            3
                  3.3.     Amount of Parachute Benefit                  4
                  3.4.     Payment of Parachute Benefit                 5
                  3.5.     Financial Counseling and Tax Preparation     5
                  3.6.     Other Benefits for Chief Executive Officer   5
                  3.7.     Other Benefits                               5
                  3.8.     Nonalienation                                6
                  3.9.     Withholding                                  6
                  3.10.    Benefits on Death                            6
                  3.11.    Release Agreement                            6
                  3.12.    Excise Tax GrossUp                           6

SECTION 4

          Committee                                                     7
                  4.1.     Duties and Authority of Committee            7
                  4.2.     Committee Decision Final                     7

                  4.3.     Exercise of Committee Duties                 8
                  4.4.     Indemnification of the Committee             8
                  4.5.     Interested Committee Member                  8

SECTION 5

         Amendment or Termination                                       8
                  5.1.     Amendment or Termination                     8
                  5.2.     Successors                                   8

                             URBAN SHOPPING CENTERS
                         SENIOR EXECUTIVE PARACHUTE PLAN


                                    SECTION 1

                                     GENERAL


     1.1. BACKGROUND. Urban Shopping Centers, Inc., a Maryland corporation (the "Company"), is the general partner of Urban Shopping Centers, L.P. (the "Partnership"), an Illinois limited partnership. The Partnership owns all of the preferred stock of Urban Retail Properties Co. (the "Management Company"), a Delaware corporation. The Company, the Partnership, and the Management Company are each referred to individually as an "Affiliated Company," and collectively as the "Affiliated Companies."

     1.2. PURPOSE AND EFFECTIVE DATE. The Company has established the Urban Shopping Centers Senior Executive Parachute Plan (the "Plan") effective January 1, 1999 (the "Effective Date") so that it and each of the Affiliated Companies which, with the consent of the Company, adopts the Plan, may assure itself of the continuity of eligible employees' services prior to and in the event of a Change in Control, as defined in subsection 3.2. The Affiliated Companies (including the Company), the employees of which participate in the Plan, are referred to below, collectively, as the "Employers" and individually as an "Employer.

     1.3. PLAN ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in the Executive Compensation Committee of the Board of Directors of the Company (the "Committee").

     1.4. SOURCE OF PAYMENTS. The obligations of the Company and the other Employers under the Plan are purely contractual. Any amount payable under the terms of the Plan shall be paid from the general assets of the Company or the Employer, as applicable, and no trust or other separate fund shall be established for this purpose.

     1.5. NOTICES. Any notice or document required to be filed under the Plan shall be considered to be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, to the attention of the Corporate Secretary, at 900 North Michigan Avenue, Chicago, Illinois 60611. Any notice required under the Plan may be waived by the person entitled thereto.

     1.6. ACTION BY AFFILIATED COMPANY. Any action required or permitted to be taken by an Affiliated Company which is a corporation shall be by resolution of its board of directors or by a duly authorized officer of such company. Any action required or permitted to be taken under the Plan by an Affiliated Company which is a partnership shall be made by writing adopted or executed by its general partner or by a person or persons authorized in writing by its general partner. Any action required or permitted to be taken under the Plan by an Affiliated Company which is a limited liability company shall be made by writing adopted or executed by its board of directors or managing member or by a person or persons authorized by its board of directors or managing member, as called for by such limited liability company's governing agreement.

     1.7. GENDER AND NUMBER. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

     1.8. GOVERNING LAWS. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, to the extent that such laws are not preempted by the laws of the United States of America.

     1.9. PLAN YEAR. The Plan Year shall be calendar year.

     1.10. PLAN NOT GUARANTEE OF EMPLOYMENT. The Plan does not constitute a guarantee of employment by the Company or any other Affiliated Company, and participation in the Plan will not give any individual the right to be retained in the employ of the Company or any other Affiliated Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically arisen under the Plan. The Company and the other Affiliated Companies reserve all of their respective rights to terminate the employment relationship of any employee, with or without cause, at any time, for any reason. The Company and the other Affiliated Companies reserve all of their respective rights to amend or modify any of the terms and conditions of the employment of any individual.



                                    SECTION 2

                                  PARTICIPATION


     2.1. PARTICIPATION. Each employee of an Employer shall become a "Participant" in the Plan upon the later of the Effective Date or the date on which he meets all of the following requirements:

     (a)  he is an "Eligible Senior Executive," as defined below; and

     (b) he is not a participant in the Urban Shopping Centers Employee Severance Plan or the Urban Shopping Centers Executive Severance Plan.

An employee of an Employer is an "Eligible Senior Executive" if he is designated as such by the Committee, either by individual designation by the Committee, or by being a member of a group designated by the Committee. Notwithstanding the foregoing, as of the Effective Date, the employees listed on Supplement A, which supplement forms part of the Plan, are Eligible Senior Executives.

     2.2. DURATION OF PARTICIPATION. An individual shall cease to be a Participant in, or to have any rights under, the Plan on the date on which he ceases to meet all of the requirements of subsection 2.1, unless he is then eligible to receive benefits under the provisions of Section 3, and, subject to the terms and conditions of the Plan, he shall again become a Participant in accordance with subsection 2.1 if he again satisfies the requirements of subsection 2.1. A Participant who is entitled to payment of a benefit under the provisions of Section 3 shall remain a Participant in the Plan until the full amount of his benefit has been paid.


                                    SECTION 3

                               PARACHUTE BENEFITS

     3.1. ENTITLEMENT TO PARACHUTE BENEFITS. Subject to the terms and conditions of the Plan, a Participant will be entitled to a "Parachute Benefit" in an amount determined in accordance with the provisions of subsection 3.3 in the event of a Change in Control, as such term is defined below.

     3.2. CHANGE IN CONTROL. The term "Change in Control" means the first to occur of the following events:

          (a) any person or group of commonly controlled persons other than JMB Realty Corporation or any of its affiliated or associated entities owns or controls, directly or indirectly, fifty percent (50%) or more of the voting control or value of the capital stock of the Company; or

          (b) any person or group of commonly controlled persons other than JMB Realty Corporation or any of its affiliated or associated entities owns or controls, directly or indirectly, twenty percent (20%) or more of the voting control or value of the capital stock of the Company and such ownership or control percentage is greater than the then ownership or control percentage of JMB Realty Corporation and all of its affiliated or associated entities; or

          (c) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity (other than JMB Realty Corporation or any of its affiliated or associated entities) resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business.

Notwithstanding the foregoing provisions of this subsection 3.2, the ownership of capital stock by the Chief Executive Officer, by other senior management employees of the Company or an Employer who are Participants, by JMB Realty Corporation or by any of its affiliated or associated entities and/or their respective affiliates shall not be deemed to result in a "Change in Control" of the Company.

     3.3. AMOUNT OF PARACHUTE BENEFIT. Subject to the terms and conditions of the Plan, if a Participant becomes entitled to a Parachute Benefit in accordance with the foregoing provisions of this Section 3, then the amount of his Parachute Benefit shall be equal to the sum of

     (a) the Participant's Annual Base Salary multiplied by 2.99; and

     (b) the Participant's Average Annual Bonus multiplied by 2.99.

For purposes of the Plan, "Annual Base Salary" for a Participant means the amount of the Participant's annual base salary from an Employer at the rate in effect immediately prior to the date of the Change in Control, excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation.

The Participant's "Average Annual Bonus" shall be equal to the Participant's average annual cash bonus paid or payable by an Employer under the Company's Bonus Incentive Compensation Plan, or any successor to such plan, or otherwise, for the most recent three calendar years ending on the date coincident with or prior to the date of the Change in Control; provided, however, that for purposes of the Plan, the cash bonus for a year shall include the cash bonus that is attributable to that year as determined by the Employer in its award of bonuses for a year, regardless of when the cash bonus is actually paid to the Participant or includible in the Participant's gross income; and provided further that a cash bonus shall not include cash payments, if any, from the Urban Shopping Centers 1996 Unit Incentive Plan, or any similar equity-based incentive plan. If for any year a Participant has been employed by an Employer for less than a full year, the cash bonus attributable to that partial year shall be taken into account for that year, unless the Employer has not yet determined the bonus attributable to that year, in which case the cash bonus taken into account for the partial year shall be deemed to be the cash bonus, if any, awarded to the Participant which is attributable to the year immediately prior to the partial year. If a Participant has been employed less than three years as of the date of a Change in Control, such Average Annual Bonus from the Employer shall be based on the number of full and partial years that the Participant has been employed by the Employer.

     3.4. PAYMENT OF PARACHUTE BENEFIT. A Participant's Parachute Benefit described in Section 3.3 shall be payable in a single lump sum as soon as practicable following the date of the Change in Control, but in any event, no more than 45 days following the date of the Change in Control.

     3.5. FINANCIAL COUNSELING AND TAX PREPARATION. In addition to the Parachute Benefit payable to the Participant as determined in accordance with subsection 3.3, each Participant shall be entitled to reimbursement by his Employer for reasonable expenses, not to exceed $20,000, for personal financial counseling and tax preparation services incurred during or with respect to the calendar year in which the Change in Control occurs and during or with respect to the calendar year immediately following the year in which the Change in Control occurs.

     3.6. OTHER BENEFITS FOR CHIEF EXECUTIVE OFFICER. In addition to the Parachute Benefit payable in accordance with subsection 3.3, a Participant who is also the Chief Executive Officer of the Company shall be entitled upon a Change in Control to an amount equal to the value of all benefits provided to the Chief Executive Officer in the calendar year immediately prior to the Change in Control under the terms of the Chief Executive Officer's employment agreement with the Company. The value of such benefits shall be determined by the Committee, provided that base salary and bonus payable to the Chief Executive Officer under the employment agreement shall not be considered benefits for purposes of such determination. The amount payable to the Chief Executive Officer in accordance with this subsection 3.6 shall be payable in one lump sum as soon as practicable following the date of the Change in Control, but in any event, no more than 45 days following the date of the Change in Control. The benefit payable to the Chief Executive Officer of the Company under this subsection 3.6 shall not be contingent upon his termination of employment, and shall be in addition to the continuation of benefits, if any, to which he is entitled under subsection 3.7.

     3.7. OTHER BENEFITS. The Parachute Benefit and other benefits to which a Participant is entitled under this Section 3 as a result of a Change in Control shall be payable in addition to, and not in lieu of, all other compensation and benefits accrued by or payable to the Participant, including but not limited to, accrued vacation pay and benefits payable under any pension or savings plan, or any life insurance, medical or disability plan. If the Participant's termination of employment occurs for any reason within thirty-six (36) months of a Change in Control, then in addition, the Participant and his eligible dependents will be entitled to continue to be covered at the Employer's expense under the Employer's health, dental, and life insurance plans as in effect at the Participant's termination of employment, or under comparable plans, for the period beginning on the date of the Participant's termination of employment and ending on the date which is the thirty-six (36) month anniversary of the Change in Control; provided however, that such benefits shall cease upon the Participant's employment by a new entity under which comparable benefits are available.

     3.8. NONALIENATION. Participants shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this subsection 3.8 shall limit a Participant's rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Company may otherwise have against any Participant.

     3.9. WITHHOLDING. All payments with respect to a Participant under this Plan will be subject to applicable withholding of Federal, state, and local taxes and other applicable deductions.

     3.10. BENEFITS ON DEATH. In the event of a Participant's death after becoming entitled to a benefit under the Plan but before complete payment of his benefit, his benefit shall be paid to his estate.

     3.11. RELEASE AGREEMENT. No Parachute Benefit shall be payable to any Participant unless such Participant executes a release (in a form approved by the Committee) of all such Participant's then existing rights and legal claims against the Company and the Affiliated Companies, and the Payment of the Parachute Benefit and other benefits under this Plan shall be subject to the terms and conditions of such release agreement.

     3.12. EXCISE TAX GROSS-UP. If the Participant becomes entitled to payment in accordance with subsections 3.3 and 3.5, (and with respect to the Chief Executive Officer, in accordance with subsection 3.6), then with respect to such payment, (and with respect to any other payment made to the Participant upon a Change in Control, including without limitation, the vesting of an option or other cash or non-cash benefit or property, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any other Affiliated Company (the "Total Payments"), if such Total Payments are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Participant at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Participant, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and after any reduction for any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this subsection 3.12, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) and (b), where (a) is the Total Payments, and
(b) is an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Participant's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

                                    SECTION 4

                                    COMMITTEE


     4.1. DUTIES AND AUTHORITY OF COMMITTEE. Except as otherwise specifically provided in this Section 4, in controlling and managing the operation and administration of the Plan, the Committee shall have the following discretionary authority, powers, rights, and duties in addition to those vested in it elsewhere in the Plan:

     (a) to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Committee;

     (b) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants to benefits under the Plan, to interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistences or omissions of whatever kind; and

     (c) to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Company or an Affiliated Company) for such purposes as the Committee considers necessary or desirable to discharge its duties.

     The Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting.

     4.2. COMMITTEE DECISION FINAL. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

     4.3. EXERCISE OF COMMITTEE DUTIES. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants entitled to benefits under the Plan and for the exclusive purpose of providing benefits to

Participants according to the terms and conditions of the Plan. In exercising its authority under the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

     4.4. INDEMNIFICATION OF THE COMMITTEE. The members of the Committee shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against the Committee or any member thereof by reason of duties or responsibilities hereunder if the Committee or such member did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

     4.5. INTERESTED COMMITTEE MEMBER. A member of the Committee may not decide or determine any matter or question concerning his own benefits under the Plan or how such benefits are to be paid unless such decision could be made by him under the Plan if he were not a member of the Committee.


                                    SECTION 5

                            AMENDMENT OR TERMINATION


     5.1. AMENDMENT OR TERMINATION. The Company may amend or terminate this Plan at any time to take effect retroactively or otherwise; provided, however, that no amendment or termination shall adversely affect the Plan benefits, if any, payable with respect to Participants whose employment with the Company terminated prior to such amendment or termination of the Plan.

     5.2. SUCCESSORS. The obligations and rights of the Company under the Plan shall be binding upon, and inure to the benefit of, any assignee or successor in interest to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company shall not merge or consolidate with any other corporation, or liquidate or dissolve without making suitable arrangements for the payment of any benefits which are or may become payable under the Plan.